Exhibit 10.5
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (this “Agreement”) is made by and between me, Patrick Spangler, and ev3 Endovascular, Inc. (“ev3” or the “Company”). The Company and I have agreed to separate according to the terms set forth in this Agreement. I do not believe that I have any claims against the Company, but I nevertheless have agreed to resolve any actual and potential claims arising out of my employment with and separation from the Company by entering into this Agreement.
IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT AND RELEASE OF CLAIMS, I AGREE AS FOLLOWS:
Definitions. I intend all words used in this Agreement to have their plain meanings in ordinary English. Specific terms that I use in this Agreement have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	ev3 or the Company means ev3 Endovascular, Inc., formerly known as ev3 Inc., any past or present company related to ev3 Endovascular, Inc. and their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions; their present and past officers, directors, committees, shareholders, and employees, whether in their individual or official capacities; any company providing insurance to them, in the present or past; present and past fiduciaries of any employee benefit plan sponsored or maintained by them (other than multiemployer plans); their attorneys; and anyone who acted on their behalf or on instructions from them.

C.	Termination Date means the date on which my employment with the Company ends, as set forth in Exhibit 1 to this Agreement (Notice of Scheduled Termination Date and Statement of Special Consideration).

D.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	All claims arising out of or relating to my employment with the Company or the termination of that employment;

2.	All claims, whether asserted on my behalf or on behalf of any third party, arising out of or relating to the statements, actions, or omissions of the Company;

3.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, rule or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Age Discrimination in Employment Act (the ADEA), the Older

Workers Benefit Protection Act of 1990 (the OWBPA), the Americans with Disabilities Act, 42 U.S.C. § 1981 (the ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (the EPA), the Worker Adjustment Retraining and Notification Act (WARN), the Family and Medical Leave Act (FMLA), the Minnesota Human Rights Act (MHRA), the California Labor Code § 1401, the California Fair Employment and Housing Act, Cal Gov’t Code § 12900 et seq., any workers’ compensation non-interference or non-retaliation statutes, and any other state or local anti-discrimination, anti-retaliation, and fair employment practices laws, ordinances, rules and regulations;

4.	All claims for alleged: wrongful discharge; breach of contract (including, but not limited to, claims for breach of any written or verbal employment agreement); breach of implied contract; failure to keep any promise; breach of an express or implied covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; whistleblower or other illegal retaliation or reprisal; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and a violation of any other principle of common law;

5.	All claims for compensation of any kind (except those expressly provided in or excepted from this Agreement), including without limitation, salary, bonuses, commissions, expense reimbursements, stock options or other stock-based compensation, used or accrued vacation pay, personal time pay, personal time reservoir, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, retirement savings or 401(k) or 403(b) contributions, and payments for any other type of benefit, leave of absence or time off of work;

6.	All claims for back pay, front pay, reinstatement, injunctions or other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	All claims for attorneys’ fees, disbursements, costs, and interest.
However, the term My Claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Agreement, including my right to claim the following: unemployment insurance benefits; workers’ compensation benefits related to any injury I have sustained in the course of my duties for the Company to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; vested post-termination benefits under any 401(k) or similar retirement benefit plan sponsored by the Company in which I am currently a participant; vested post-termination benefits to which I am entitled under any stock option plan; continuation of health insurance pursuant to COBRA or similar state law; my rights to assert claims that are based on events occurring after this Agreement becomes effective; my rights, if any, under the Uniformed Services Employment and Reemployment Rights Act (USERRA) 38 U.S.C. § 4301, et seq.; and or my rights to enforce the terms of this Agreement or that certain Consulting Agreement which I am executing contemporaneous with this Agreement.

E.	Special Consideration means the severance pay and other benefits to which I am entitled under the Severance Pay Plan in effect on my Termination Date, as described more fully in Exhibit 1 to this Agreement.

The term Special Consideration does not include the following amounts which will be paid to me regardless of whether I sign this Agreement:
1.	My base salary for the time I worked through the end of business on the Termination Date;

2.	Any accrued but unused PTO to which I am entitled;

3.	Any unpaid business expenses incurred by me through the Termination Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures; and

4.	The Annual Incentive Bonus to which I am entitled with respect to 2008 provided I remain in the Company’s employ through December 31, 2008.
Resignation of Employment and of Status as Officer. I understand and agree that this Agreement is contingent upon my tender to the Company, on or before January 9, 2009, in a form designated by the Company, of my written resignation of my position as Senior Vice President and Chief Financial Officer of ev3 Inc., from any and all other officer and director positions I may hold with ev3 Inc. and any of its subsidiaries and as an employee of ev3 Endovascular, Inc., in each case effective as of January 19, 2009 (the “Effective Date”). I understand that this requirement does not compel me to sign this Agreement prior to the 21 day time to consider period referenced below.
Agreement to Release My Claims and Covenant Not to Sue. In exchange for the Special Consideration to be paid by the Company and other undertakings of the Company stated in this Agreement, I agree to give up and release all of My Claims against the Company as defined above. I understand and acknowledge that the Special Consideration is of significant value to me and that I am not entitled to the Special Consideration described above unless I sign, and do not revoke, this Agreement. In exchange for this Special Consideration, I give up all of My Claims against the Company. The Special Consideration I am receiving is a full and fair payment for the release of all My Claims. In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (i.e. monetary and other compensation) from the Company to which I am not otherwise entitled by law, contract, or under any Company policy. For the purpose of implementing a full and complete release and discharge of all claims, this Agreement is intended to include, without limitation, all claims which I may have against the Company but do not know or suspect to exist in my favor at the time of execution of this Agreement which, if known or suspected, would materially affect my decision to execute the Agreement.
Except as provided below, I will not, directly or indirectly, whether on behalf of myself or any third party, bring any lawsuits against the Company or make any demands against the Company for any kind compensation, damages, or other relief. If I do institute any claim that is not excepted or excluded as provided in this Agreement, I agree that the Company will be entitled to cease all payments to me of any unpaid portion of the Special Consideration, to recoup from me the Special Consideration already paid under this Agreement, to recover all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees, and to recover any costs and fees, including attorneys’ fees, incurred in connection with the recoupment of the Special Consideration.
The Company has made no representations or warranties to me regarding the tax treatment of the payments provided under this Agreement. I understand that I am solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments.
The Company has advised me that it intends that the benefits provided under this Agreement be exempt from the requirements of Section 409A of the Code by reason of the separation pay exception under Treas. Reg. Sec. 1.409A-1(b)(9), and that the short term deferral exception under Treas. Reg. Sec. 1-409A-1(b)(4) and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention. I understand and agree that with respect to payments under this Agreement, for purposes of Section 409A, each severance payment will be considered one of a series of separate payments.
Waiver of Rights to Additional Recovery. Subject to the exceptions and exclusions set forth below, by signing this Agreement, I waive any right I may have to any form of recovery or compensation from the Company, whether related to my employment or otherwise, arising out of or related to any legal, administrative or other charge, claim, complaint, or action which has been, is, or may be filed by me, on my own behalf or on behalf of any third party, or which has been, is, or may be filed by any third party on my behalf. I warrant, except as provided in the following paragraph, that I have not filed, otherwise commenced, or caused to be filed or otherwise commenced, any claims, complaints, or actions against the Employer before any federal, state, or local administrative agency or court, other than the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other state or local fair employment or civil rights enforcement agency.
Exception. I understand that this Agreement permits but does not in any way require me to refrain from filing, to request dismissal or to request withdrawal of any charges, grievances, petitions, or complaints that I may have against the Company before the EEOC or other fair employment or civil rights enforcement agency. I may take or attempt to take any such action if I so choose.

The Company warrants that, as of the Termination Date, it does not have any knowledge of any claims against me.
Exclusions from Release, Waiver and Covenant not to Sue.
A. Nothing in this Agreement interferes with my right to file a charge with the EEOC, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, compensatory damages, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, me, or any other party.
B. Nothing in this Agreement interferes with my right to challenge whether I knowingly and voluntarily agreed to waive my rights under the ADEA as provided for in the OWBPA.
C. I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Agreement.
D. Nothing in this Agreement interferes with my rights to indemnification that I may have pursuant to the Certificate of Incorporation or By-laws of the Company or any indemnification agreement between me and the Company.
2008 Bonus. At such time as other senior management employees are paid their respective Annual Incentive Bonus payments, if any, the Company will pay me, based on business results, a bonus for 2008. I understand that I am not entitled to and will not receive any bonus for 2009 or any year thereafter.
Compliance with Prior Agreements. I understand that I remain bound by the terms of any prior agreement which I previously entered into with the Company, including without limitation any agreement relating to: (1) confidential, proprietary or trade secret information of the Company and its affiliates; (2) assignment, disclosure or cooperation with respect to inventions, know-how, creations or other intellectual property; (3) non-competition with the Company; (4) non-solicitation of Company employees, agents, customers or prospective customers; or (5) any similar obligations, all of which do and will continue in full force and effect.
No Right to Reemployment. I understand and agree that my employment with the Company is terminated effective as of the Termination Date and I have no express or implied right or entitlement to reinstatement or reemployment with the Company following my Termination Date. I agree that the Company may use this Agreement as the sole reason to reject any inquiry or application for employment I may make.
Agreement to Cooperate in Transition; Return of Property. In exchange for the Special Consideration to be paid by the Company and other undertakings of the Company stated in this Agreement, I also agree to cooperate with the Company in its transition efforts as follows: (1) I agree to be available, on a reasonable basis, to answer questions that may arise relating to my employment with or duties to the Company; (2) I shall return, on or before my Termination Date, and will not retain in any form or format, all Company documents, data, trunk stock, and other property in my possession or control; (3) after returning these documents, data, and other property, I will permanently delete from any electronic media in my possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.) or to which I have or have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained; and (4) I agree to provide the Company a list of any documents that I created or am otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.
For purposes of this Agreement, Company “documents, data, and other property” includes, without limitation, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the business of the Company or its affiliates that I have compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material.
I understand and agree that the Company’s obligations under this Agreement, including without limitation, its payment of Special Consideration to me, are contingent upon me returning all Company documents, data, trunk stock, and other property and cooperating with the Company as set forth above.
Any time that I spend performing my obligations under this paragraph will be credited as Consulting Services as defined by and covered by the Consulting Agreement that I am entering with the Company concurrently with this Agreement.
Agreement to Cooperate in Investigations and Litigation. I agree that I will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which I have or may have knowledge as a result of or in connection with my employment by the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested. I will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that my compliance will assist in the resolution of an investigation or the prosecution or defense of claims. Any time that I spend performing my obligations under this paragraph will be credited as Consulting Services as defined by and covered by the Consulting Agreement that I am entering with the Company concurrently with this Agreement.
Advice to Consult with an Attorney. I understand and acknowledge that I hereby am being advised by the Company to consult with an attorney prior to signing this Agreement. My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney. The Company will not advance or reimburse any attorneys fees, costs, or expenses incurred by me in connection with any such review.
Rights and Procedure for Accepting or Revoking this Agreement. I have been advised that this Agreement shall be executed by me no earlier than my Termination Date and no later than twenty-one (21) days after my Termination Date. I understand that insofar as this Agreement relates to my rights, if any, under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign it. I further understand that insofar as this Agreement relates to my rights, if any, under the Minnesota Human Rights Act (MHRA), it shall not become effective or enforceable until fifteen (15) days after I sign it. I understand that I have the right to revoke the release in this Agreement, insofar as it extends to my claims, if any, under the ADEA, by written notice of such to the Company within seven (7) calendar days following my signing this Agreement. I understand that I have the right to rescind the release in this Agreement insofar as it extends to my claims, if any, under the MHRA, by written notice to the Company within fifteen (15) calendar days of my signing this Agreement. Any such revocation or rescission must be in writing and hand-delivered to ev3’s Senior Vice President, Human Resources, Mr. Greg Morrison, or, if sent by mail:
A.	post-marked within the seven (7) or fifteen (15) day revocation or rescission period;

B.	properly addressed to Mr. Greg Morrison, Senior Vice President, Human Resources, ev3 Endovascular, Inc., 9600 54th Avenue North, Plymouth, MN 55442; and

C.	sent by certified mail, return receipt requested.
I understand that the Special Consideration I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Agreement. Accordingly, if I decide to revoke or rescind this Agreement, I understand that I am not entitled to the Special Consideration offered in this Agreement. I further understand that if I attempt to revoke my release of ADEA claims or rescind my release of MHRA claims, I must immediately return to the Company any Special Consideration I have received under this Agreement.
No Admission of Wrongdoing. Even though the Company will provide the Special Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Successors and Assigns. I agree that the promises in this Agreement benefit the Company and also any successor or assignee of the Company’s business or operations. The Company agrees that its promises in this Agreement shall be binding on any successor or assignee of its business or operations. I warrant and represent that I have not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

Entire Agreement/Merger; Other Written Agreements. Subject to my agreement, as set forth above, to abide by other agreements with the Company, and that certain Consulting Agreement that I have executed contemporaneously with this Agreement, this is the entire Agreement between me and the Company relating to my employment and my termination from employment. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the parties. This Agreement shall not be modified, amended, or terminated except by a written agreement manually signed by both parties.
Confidentiality. I acknowledge my current obligations to the Company pertaining to trade secrets and confidentiality of information and property, and agree that those obligations shall continue to apply following the execution of this Agreement.
Interpretation of the Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement will remain in full force and effect with respect to all the rest of My Claims. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
Governing Law and Venue. I understand and that ev3’s principal place of business is Plymouth, Minnesota, and accordingly, I agree that this Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. I agree that any dispute relating to this Agreement must be brought in state or federal courts within the State of Minnesota, Hennepin County.
Remedies. In the event that I breach my obligations under this Agreement or the Company learns that my representations and warranties contained in this Agreement are false, the Company shall have the right to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees, and shall also have to right to suspend payment of the Special Consideration set forth in this Agreement and/or to recover, in addition to any equitable relief and damages allowed by law, the Special Consideration I have received under this Agreement.
Change in Control Agreement. For the avoidance of doubt, I acknowledge and agree that any Change in Control Agreement between the Company and me will terminate on the Termination Date in accordance with such Change in Control Agreement, and effective on that Termination Date, I will no longer have the right to any benefits under any such Change in Control Agreement.
Older Workers Benefit Protection Act.
I understand that this Agreement is subject to the Older Workers Benefit Protection Act of 1990 (OWBPA) which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Agreement voluntarily, and with full knowledge of its consequences.
Representations and Warranties.
I represent and warrant that I am aware of no alleged or potential violations of law, liabilities, claims, or demands of any kind or nature that have been or could be made against the Company by me or any other person or entity.
I agree that the above terms, including the Special Consideration set forth in Exhibit 1 are consistent with my right to benefits under the Company’s Severance Pay Policy. I have no additional rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with Employer. I agree that the Special Consideration set forth in this Agreement and Exhibit 1 is over and above anything owed to me by law or contract, or under the policies of the Company (other than the Severance Pay Plan), and it is provided to me in exchange for, and specifically contingent upon, me entering into this Agreement.
I represent that I have carefully read this entire Agreement and understand all of its terms. I represent that no promise or inducement has been offered to me except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by the Company or any representative or agent of the Company. I warrant that I have full legal authority to release any and all claims as specified herein and to undertake all other obligations as specified herein. I warrant that I enter into this Agreement voluntarily and with full knowledge and understanding of my legal rights and obligations. I understand that this Agreement will have a final and binding effect and that by executing this Agreement he may be giving up legal rights. I intend this Agreement to be legally binding.

Dated: January 9, 2009	Patrick Spangler
/s/ Patrick Spangler
Signature

Accepted by ev3 Endovascular, Inc.:
By:	/s/ Greg Morrison
Greg Morrison
Its: Senior Vice-President, Human Resources

EXHIBIT 1
NOTICE OF SCHEDULED TERMINATION DATE AND
STATEMENT OF SPECIAL CONSIDERATION
This document, which is Exhibit 1 to the Separation Agreement and Release of Claims (“Agreement”) between Patrick Spangler (“Employee”) and ev3 Endovascular, Inc., constitutes the statement of the Special Consideration that Employee will receive pursuant to the terms of the Agreement provided Employee signs and does not revoke the Agreement, and if Employee otherwise complies with the terms and conditions of the Agreement.
Statement of Special Consideration for Patrick Spangler:
Termination Date: January 19, 2009
1. Severance Pay. Severance pay in the gross amount of $314,800 and no/cents paid in the form of continuation of salary for the twelve (12) month period, less payroll withholdings that the Company reasonably believes are required by law or elected by Employee for state and federal income taxes, FICA, and other applicable payroll deductions, payable in accordance with the Company’s normal payroll practices. The first installment(s) will be payable on the first payroll date after (i) Employee has provided Employer with an original executed Separation Agreement and Release; (ii) the applicable Revocation Period set forth in the Separation Agreement and Release has expired and Employee has not revoked or attempted to revoke the Separation Agreement and Release; and (iii) Employee has returned of the Employer’s property pursuant to the Separation Agreement.
2. Health Insurance Benefits. If Employee timely and properly elects continued coverage under the Company’s group medical plan, group dental, or group vision plan pursuant to section 4980B of the Code, as amended (“COBRA”), in accordance with ordinary plan practices, from the Termination Date through the earlier of (A) December 31, 2009, or (B) the date Employee and/or Employee’s eligible dependents is/are no longer eligible to receive continuation coverage pursuant to COBRA, the Company will reimburse Employee for the same level of company-paid medical, group dental, or group vision coverage and benefits as in effect on the Termination Date for Employee and Employee’s eligible dependents. COBRA reimbursements will be made to Employee within 90 days of the date the COBRA payment is incurred.
3. Outplacement Assistance. Provided according to the outplacement assistance guidelines established by the Company, to be paid over the next year and not beyond.
Conditions. The Special Consideration stated above will be paid only if: (i) Employee has provided the Company with an original executed Separation Agreement and Release of Claims; (ii) any applicable revocation or rescission period set forth in the Agreement has expired and Employee has not revoked, rescinded or attempted to revoke or rescind the Release; and (iii) Employee has returned all of the Employer’s property.